Exhibit 99c

             EDO to Acquire Impact Science & Technology;
      Provider of Advanced SIGINT & Information Warfare Systems

    NEW YORK--(BUSINESS WIRE)--July 27, 2006--EDO Corporation (NYSE:
EDO) has signed a definitive agreement to acquire Impact Science & Technology Inc (IST), a privately-held company that provides Signals Intelligence (SIGINT) systems and analysis support to the intelligence community, and advanced countermeasures and electronic-attack systems to the DOD and other government agencies.
    EDO will purchase all of the outstanding shares of the company for $124 million, consisting of a cash payment of $106 million and an $18 million promissory note to be paid over three years. This results in a purchase price of $113 million net of the company's cash balance of $11 million at the time of the offer. The definitive agreement includes a purchase price adjustment based on changes in the company's net book value at the time of the closing. In addition, certain senior managers will receive retention payments in the form of restricted common shares valued at approximately $9 million.
    EDO will fund the acquisition from its current cash balance and its existing $300 million credit facility provided by a bank group led by Citigroup Global Markets Inc. and Wachovia Capital Markets LLC. The transaction is expected to close in the third quarter, subject to the customary closing conditions.
    IST has approximately 200 employees and is based in Nashua, N.H., with additional operations in Maryland and Colorado. Revenue for the 12 months ended March 31, 2006 was $63 million. Over the past five years, revenue has grown at a compound annual growth rate of 60 percent. IST will become part of the Electronic Systems and Communications reporting segment, and will be immediately accretive to EDO's earnings.
    "IST will greatly increase our presence with key customers in the intelligence community, DOD, and Homeland Security," said EDO Chief Executive Officer James M. Smith. "Combining the SIGINT and advanced countermeasure technologies of IST with EDO's specialized surveillance, communications, and force-protection products will strengthen our presence in a number of strategically important, growing business areas.
    "IST has some unique capabilities that have been recognized by its customers. As part of EDO, these capabilities can be enhanced to an even larger scale."
    Much of the work done by IST is classified. The company's products involve Electronic Intelligence (ELINT) collection and storage systems, software products, and systems engineering and analysis services for the intelligence community. IST also provides advanced radar countermeasures, electronic attack and information warfare systems for the DOD and other government agencies.

    About EDO Corporation

    EDO Corporation designs and manufactures a diverse range of products for defense, intelligence, and commercial markets, and provides related engineering and professional services.

    Major product groups include: Defense Electronics, Communications, Aircraft Armament Systems, Undersea Warfare, Professional and
Engineering Services, and Integrated Composite Structures. EDO's advanced systems are at the core of the transformation to lighter, faster, and smarter defense capabilities.

    With headquarters in New York, EDO Corporation (www.edocorp.com) employs 3,000 people worldwide. The company was founded in 1925 and had revenues of $648 million in 2005.

    Forward-Looking Statements

    Certain statements made in this release, including statements about future revenue and revenue growth, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the company's products and services, product mix, the timing of customer orders and deliveries, the impact of competitive products and services and pricing, and other risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

    CONTACT: EDO Corporation
             Investor Relations:
             William A. Walkowiak, CFA, 212-716-2038
             ir@edocorp.com
             or
             Corporate Communications:
             Sara Banda, 212-716-2071
             media@edocorp.com